Executed Version - Exhibit 10.2
THIRTEENTH AMENDMENT TO
CREDIT AGREEMENT
THIS THIRTEENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of February 22, 2023, by and among RILEY EXPLORATION PERMIAN, INC., a Delaware corporation (“Parent”), RILEY EXPLORATION - PERMIAN, LLC, a Delaware limited liability company (the “Borrower”), each of the Lenders which is signatory hereto, and TRUIST BANK, successor by merger to SunTrust Bank, as Administrative Agent for the Lenders (in such capacity, together with its successors in such capacity, “Administrative Agent”) and as Issuing Bank under the Credit Agreement referred to below.
W I T N E S S E T H:
WHEREAS, Parent, the Borrower, Administrative Agent and the Lenders are parties to that certain Credit Agreement dated as of September 28, 2017, as amended by that certain First Amendment to Credit Agreement dated as of February 27, 2018, that certain Second Amendment to Credit Agreement dated as of November 9, 2018, that certain Third Amendment to Credit Agreement dated as of April 3, 2019, that certain Fourth Amendment to Credit Agreement dated as of October 15, 2019, that certain Fifth Amendment to Credit Agreement dated as of May 7, 2020, that certain Sixth Amendment to Credit Agreement dated as of August 31, 2020, that certain Seventh Amendment and Consent to Credit Agreement dated as of October 21, 2020, that certain Eighth Amendment to Credit Agreement dated as of March 5, 2021, that certain Ninth Amendment to Credit Agreement dated as of May 5, 2021, that certain Tenth Amendment to Credit Agreement dated as of October 12, 2021, that certain Eleventh Amendment to Credit Agreement dated as of April 29, 2022, and that certain Twelfth Amendment to Credit Agreement dated as of October 25, 2022 (as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement” and, as amended by this Amendment and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), whereby upon the terms and conditions therein stated the Lenders have agreed to make certain loans to the Borrower;
WHEREAS, Parent and the Borrower have requested that the Lenders amend the Existing Credit Agreement as set forth below; and
WHEREAS, subject to the terms and conditions hereof, the Lenders are willing to agree to the amendments to the Existing Credit Agreement as set forth herein.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties to this Amendment hereby agree as follows:
SECTION a.Definitions. Unless otherwise defined in this Amendment, each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement. The interpretive provisions set forth in Sections 1.2, 1.3 and 1.4 of the Credit Agreement shall apply to this Amendment.
SECTION b.Amendments to Existing Credit Agreement. Effective on the Amendment Effective Date, the Existing Credit Agreement is hereby amended as follows:
(i)Section 1.1 of the Existing Credit Agreement is amended by inserting the following definition in proper alphabetical order:
“2023 Specified Acquisition” shall mean the acquisition of Oil and Gas Properties pursuant to that certain Purchase and Sale Agreement, dated as of the Thirteenth Amendment Effective Date, by and between Pecos Oil & Gas, LLC, as seller, and Riley Exploration – Permian, LLC, as buyer, without giving any effect to any waiver, modifications or consent thereunder that is materially adverse to the interests of the Lenders (as reasonably determined by the Administrative Agent).
4879-9689-2748

Executed Version - Exhibit 10.2
“2023 Specified Closing Date” shall mean the closing date of the 2023 Specified Acquisition.
“2023 Unsecured Notes” shall mean certain senior unsecured notes in an aggregate principal amount not to exceed $200,000,000 issued by the Borrower pursuant to the terms set forth in the EOC Commitment Letter on the 2023 Specified Closing Date; provided that, the agreements and instruments governing such Indebtedness shall not contain (a) negative covenants (including financial covenants) and events of default that are, taken as a whole, materially more restrictive than those set forth in this Agreement; provided, however, that (i) the inclusion of any covenant (including a minimum asset coverage ratio requirement) that is customary with respect to such type of Indebtedness and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (a), and (ii) the negative covenants (including financial covenants) and events of default that are described in the EOC Commitment Letter shall not be deemed to be more restrictive than those set forth in this Agreement for the purposes of this clause (a), (b) any restrictions on the ability of Parent or any of its Subsidiaries to guarantee the Obligations (as such Obligations may be amended, modified, supplemented or restated from time to time), (c) any restrictions on the ability of Parent, the Borrower or any of their Subsidiaries to pledge Property as collateral security for the Obligations (as such Obligations may be amended, modified, supplemented or restated from time to time), (d) a scheduled maturity date or holder put right that is earlier than ninety-one (91) days after the Stated Termination Date (as in effect on the date of issuance of such 2023 Unsecured Notes) (except for any offer to redeem such Indebtedness required as a result of asset sales or the occurrence of a “change in control” under and as defined in any indenture, loan agreement or other agreement or instrument evidencing such Indebtedness (or substantially similar term used therein)), (e) any amortization or other mandatory principal payments by way of a sinking fund or similar arrangement other than at the scheduled maturity thereof (other than (i) pursuant to a holder put right as permitted by clause (d) above that is contained in any indenture, loan agreement or other agreement or instrument evidencing such Indebtedness, (ii) pursuant to any offer to redeem such Indebtedness required as a result of asset sales or the occurrence of a “change in control” under and as defined in any indenture, loan agreement or other agreement or instrument evidencing such Indebtedness (or substantially similar term used therein) and (iii) quarterly amortization not to exceed 10% per annum of the original stated principal amount thereof, or (f) any Lien securing such Indebtedness.
“EOC Commitment Letter” shall mean that certain Commitment Letter, dated as of the Thirteenth Amendment Effective Date, between EOC Partners Advisors L.P., Parent and the Borrower, including the term sheets attached thereto (without giving effect to any waiver, modifications or consent thereunder that is materially adverse to the interests of the Lenders (as reasonably determined by the Administrative Agent)).
“Other Senior Notes” shall mean Indebtedness (other than Indebtedness pursuant to the 2023 Unsecured Notes) incurred by Parent or the Borrower; provided that (a) the agreements and instruments governing such Indebtedness shall not contain (1) negative covenants (including financial covenants) and events of default that are, taken as a whole, materially more restrictive than those set forth in this Agreement (unless, substantially contemporaneously with the incurrence of such Indebtedness, this Agreement is amended to incorporate such materially more restrictive terms); provided that the inclusion of any covenant that is customary with respect to such type of Indebtedness and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (1), (2) any restriction on the ability of the Borrower or any other Loan Party to prepay or repay the Obligations, (3) any restrictions on the ability of Parent or any of its Subsidiaries to guarantee the Obligations (as such Obligations may be amended, modified, supplemented or restated from time to time), (4) any restrictions on the ability of Parent, the Borrower or any of their Subsidiaries to pledge Property as collateral security for the Obligations (as such Obligations may be amended, modified, supplemented or restated from time to time), (5) a scheduled maturity date that is earlier than ninety-one (91) days after the Stated Termination Date (as in effect on the date of incurrence of such Indebtedness), (6) any amortization or other mandatory principal payments by way of a sinking fund or similar arrangement other than at the scheduled maturity thereof (except for any offer to redeem such Indebtedness required as a result of asset sales or the occurrence of a “change in control” under and as defined in any indenture, loan agreement or other agreement or instrument evidencing such Indebtedness (or substantially similar term used therein)), or (7) any Lien securing such

Executed Version - Exhibit 10.2
Indebtedness, and (b) at the time such Indebtedness is incurred (or substantially contemporaneously with the incurrence of such Indebtedness), all commitments to extend credit under the 2023 Unsecured Notes (including pursuant to the EOC Commitment Letter) have terminated.
“Thirteenth Amendment Effective Date” shall mean February 22, 2023.
(ii)The following definitions in Section 1.1 of the Existing Credit Agreement are hereby amended and restated in their respective entireties as follows:
“Consolidated EBITDAX” shall mean, for Parent and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (A) Consolidated Interest Expense for such period, (B) income tax expense determined on a consolidated basis in accordance with GAAP for such period, (C) depreciation, depletion, accretion and amortization determined on a consolidated basis in accordance with GAAP for such period, (D) exploration expenses determined on a consolidated basis in accordance with GAAP for such period, (E) non-cash charges resulting from the requirements of ASC 410, 718 and 815, any provision for the reduction in the carrying value of assets recorded in accordance with GAAP, (F) transaction costs, expenses and charges incurred in such period with respect to the 2023 Specified Acquisition up to an aggregate amount not to exceed $15,000,000, including, but not limited to, fees and expenses related to the issuance of the 2023 Unsecured Notes, (G) transaction costs, expenses and charges with respect to the acquisition or disposition of Oil and Gas Properties (other than with respect to the 2023 Specified Acquisition) or the incurrence, issuance, repayment, refinancing, amendment, restructuring or other modification of Indebtedness (other than with respect to the 2023 Unsecured Notes) or issuance of Capital Stock, in each case including any transaction undertaken but not completed, incurred in such period up to an aggregate amount not to exceed $5,000,000 in any Fiscal Year, and (H) all other non-cash charges acceptable to the Administrative Agent determined on a consolidated basis, minus (iii) to the extent included in determining Consolidated Net Income, all noncash income added to Consolidated Net Income for such period (without duplication in respect of items considered in the definition of Consolidated Net Income hereunder); provided that, for purposes of calculating compliance with the financial covenants set forth in Article VI, to the extent that during such period any Loan Party shall have consummated an acquisition permitted by this Agreement or any sale, transfer or other disposition of any Person, business, property or assets permitted by this Agreement, Consolidated EBITDAX shall be calculated on a Pro Forma Basis with respect to such Person, business, property or assets so acquired or disposed of; provided, however, that the calculation of “Consolidated EBITDAX” for the first three full Fiscal Quarters after the 2023 Specified Closing Date shall be calculated as (x) for the first full Fiscal Quarter ending after the 2023 Specified Closing Date, such first Fiscal Quarter’s Consolidated EBITDAX multiplied by four (4), (y) for the second full Fiscal Quarter ending after the 2023 Specified Closing Date, such second Fiscal Quarter’s Consolidated EBITDAX and the immediately preceding Fiscal Quarter’s Consolidated EBITDAX multiplied by two (2), and (z) for the third full Fiscal Quarter ending after the 2023 Specified Closing Date, such third Fiscal Quarter’s Consolidated EBITDAX and the two immediately preceding Fiscal Quarters’ Consolidated EBITDAX multiplied by four-thirds (4/3). For the avoidance of doubt, no amounts of the Unrestricted Subsidiaries of Parent and its Subsidiaries shall be taken into account in calculating Consolidated EBITDAX, except to the extent provided in the last sentence of the definition of “Consolidated Net Income”.
“Current Liabilities” shall mean all liabilities of Parent and its consolidated Subsidiaries that should, calculated in accordance with GAAP, be classified as current liabilities as of such applicable date of determination, and in any event including all Indebtedness payable on demand or within one year from such date of determination without any option on the part of the obligor to extend or renew beyond such year and all accruals for federal or other taxes based on or measured by income and due and payable within such year, but excluding the current portion of long-term Indebtedness required to be paid within one year, the current portion of any outstanding principal of Senior Notes required to be paid within one year, the aggregate outstanding principal balance of the Loans and Letters of Credit and non-cash obligations or representing a valuation account under ASC 815. For the avoidance of doubt, no amounts of the

Executed Version - Exhibit 10.2
Unrestricted Subsidiaries of Parent and its Subsidiaries shall be taken into account in calculating Current Liabilities.
“Free Cash Flow” shall mean, for Parent and its Subsidiaries, for any Fiscal Quarter, (a) Consolidated EBITDAX for such Fiscal Quarter minus (b) the increase (or plus the decrease) in non-cash working capital (excluding, for the avoidance of doubt, non-cash assets and non-cash obligations in each case under ASC 815) from the preceding Fiscal Quarter minus (c) the sum, in each case without duplication, of the following amounts for such Fiscal Quarter: (i) the aggregate amount of all voluntary and scheduled cash repayments of Indebtedness by Parent or any of its Subsidiaries permitted in Section 7.1 (other than Indebtedness created pursuant to the Loan Documents or to the extent any such repayment is funded or financed with net cash proceeds from Indebtedness permitted hereunder) which cannot be reborrowed pursuant to the terms of such Indebtedness, (ii) the aggregate amount actually paid by Parent or any of its Subsidiaries in cash during such Fiscal Quarter on account of capital expenditures (other than to the extent any such amounts are funded or financed with net cash proceeds from an issuance of Capital Stock or Indebtedness permitted hereunder (excluding Indebtedness pursuant to the Loan Documents)), (iii) Consolidated Interest Expense paid in cash during such Fiscal Quarter by Parent or any of its Subsidiaries, (iv) income taxes paid in cash during such Fiscal Quarter by Parent or any of its Subsidiaries, (v) exploration expenses paid in cash during such Fiscal Quarter by Parent or any of its Subsidiaries (other than to the extent any such amounts are funded or financed with net cash proceeds from an issuance of Capital Stock or Indebtedness permitted hereunder (excluding Indebtedness pursuant to the Loan Documents)), (vi) Restricted Payments made in cash pursuant to Section 7.5(iv) or Section 7.5(v) during such Fiscal Quarter and Investments made pursuant to Section 7.4(l)(i) during such Fiscal Quarter, and (vii) to the extent not included in the foregoing and added back in the calculation of Consolidated EBITDAX, any other cash charge during such Fiscal Quarter that reduces the earnings of Parent and its Subsidiaries.
“Senior Notes” means, collectively, (a) the 2023 Unsecured Notes and (b) Other Senior Notes.
(iii)Section 2.4(e)(ii) of the Existing Credit Agreement is amended and restated in its entirety as follows:
    “(ii)    In addition to the Borrowing Base redeterminations provided for in this Section 2.4 or any other provision of this Agreement, effective immediately upon Parent or the Borrower’s issuance of Senior Notes, (1) Parent or the Borrower, as applicable, shall provide the Administrative Agent with written notice of such issuance and (2) the Borrowing Base shall automatically reduce by an amount equal to 25% of the stated principal amount of such Senior Notes (for purposes of this section, if any such Senior Notes are issued at a discount or otherwise sold for less than “par”, the reduction shall be calculated based upon the stated principal amount without reference to such discount); provided, that the Borrowing Base reduction provided for in this Section 2.4(e)(ii) shall (A) not apply to the issuance of the 2023 Unsecured Notes and (B) following the issuance of the 2023 Unsecured Notes, only apply to the portion of an issuance of Other Senior Notes that results in an aggregate of more than $200,000,000 in stated principal amount of Senior Notes outstanding (for purposes of this clause (B), if any such Senior Notes are issued at a discount or otherwise sold for less than “par”, the reduction shall be calculated based upon the stated principal amount without reference to such discount); provided further, that the Borrowing Base reduction provided for in this Section 2.4(e)(ii) shall not apply to any portion of the proceeds of Other Senior Notes used to refinance existing Indebtedness under any Senior Notes.”
(iv)Section 5.1(a) of the Existing Credit Agreement is amended and restated in its entirety as follows:
“(a)     as soon as available and in any event not later than the earlier to occur of (i) the fifth (5th) Business Day after Parent is required to file its annual financial statements with the Securities and Exchange Commission (after giving effect to any permitted extensions pursuant to Rule 12b-25 under the Exchange Act) and (ii) the date that is one hundred twenty (120) days after the end of each Fiscal Year of Parent, commencing with the Fiscal Year of Parent ending December 31, 2022, a copy of the annual audited report for such Fiscal Year for Parent and its Subsidiaries, containing a consolidated balance sheet of Parent and its Subsidiaries as of the end

Executed Version - Exhibit 10.2
of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of Parent and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by BDO USA, LLP or other independent public accountants of nationally recognized standing or that are otherwise reasonably acceptable to Administrative Agent (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit (in each case, other than with respect to, or resulting from, (x) the occurrence of the Stated Termination Date or any maturity date of the Senior Notes within one year from the date such opinion is delivered or (y) any potential inability to satisfy any financial covenant on a future date or in a future period)) to the effect that such financial statements present fairly in all material respects the financial position and the results of operations of Parent and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;”
(v)Section 6.1 of the Existing Credit Agreement is amended and restated in its entirety as follows:
“Section 6.1    Leverage Ratio. Parent will not, as of the last day of any Fiscal Quarter, permit its Leverage Ratio to be greater than 3.25 to 1.0; provided, that, commencing with the first full Fiscal Quarter ending after the 2023 Specified Closing Date, Parent will not, as of the last day of any Fiscal Quarter, permit its Leverage Ratio to be greater than 3.0 to 1.0.”
(vi)Section 7.4(l) of the Existing Credit Agreement is amended and restated in its entirety as follows:
“(l) (i) other Investments (other than Investments in any Specified Unrestricted Subsidiary) the amount of which would otherwise be permitted to be paid as a Restricted Payment pursuant to Section 7.5(vi) (provided that, not greater than five (5) Business Days nor less than one (1) Business Day prior to any such Investment, Parent shall deliver a certificate signed by a Responsible Officer stating the amount of such Investment and certifying and reflecting computations reasonably satisfactory to Administrative Agent that the conditions set forth in clauses (1), (2) and (3) of Section 7.5(vi) have been satisfied and (ii) other Investments (other than Investments in any Specified Unrestricted Subsidiary) which in the aggregate do not exceed the Threshold Amount in any Fiscal Year.”
(vii)Section 7.8(a) of the Existing Credit Agreement is amended and restated in its entirety as follows: “(a) the ability of Parent, the Borrower or any of their Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, in favor of Administrative Agent and the other Secured Parties with respect to the Obligations or the Loan Documents,”.
(viii)Section 7.14 of the Existing Credit Agreement is amended and restated in its entirety as follows:
“Agreements Governing Senior Notes. Parent and the Borrower will not, and will not permit any of their Subsidiaries to, enter into, amend or otherwise modify any agreements and instruments governing Indebtedness pursuant to Senior Notes, unless such agreements and instruments continue to meet the requirements of the defined term “2023 Unsecured Notes” and/or “Other Senior Notes”, as may be applicable, after giving effect to such entry, amendments or modifications.”

(ix)Section 7.17 of the Existing Credit Agreement is amended and restated in its entirety as follows:
“Senior Notes. Parent and the Borrower will not, and will not permit any of their Subsidiaries to, make any payments on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise), interest, premium or fees in respect of any Senior Notes prior to the scheduled maturity (in the case of principal) or due date (in the case of interest, premium or fees), as applicable, of any such obligations, except (a) in connection with any refinancing of Indebtedness under Senior Notes using the proceeds of Senior Notes issued in compliance with this Agreement, (b) with the proceeds of a substantially contemporaneous issuance of Capital Stock by Parent in compliance with this Agreement (including, without

Executed Version - Exhibit 10.2
limitation, by way of converting or exchanging any such Indebtedness to Capital Stock of Parent), (c) in the case of Indebtedness pursuant to 2023 Unsecured Notes that are senior unsecured notes, quarterly amortization not to exceed 10% per annum of the original stated principal amount thereof, (d) with amounts that would otherwise be permitted to be paid as a Restricted Payment pursuant to Section 7.5(vi), or (e) prepayments using the Loan Parties’ cash on hand so long as immediately prior to, and at the time of, (i) such prepayment the outstanding principal balance of the Loans under this Agreement shall not exceed $0 and (ii) no Event of Default has occurred and is continuing, or would exist upon making such payment.

SECTION c.Conditions of Effectiveness.
(i)This Amendment shall become effective as of the date (the “Amendment Effective Date”) that each of the following conditions precedent shall have been satisfied (or waived in accordance with Section 10.2 of the Credit Agreement):
(1)The Administrative Agent shall have received (which may be by electronic transmission), in form and substance satisfactory to the Administrative Agent, a counterpart of this Amendment which shall have been executed by the Administrative Agent, the Issuing Bank, the Lenders, Parent and the Borrower;
(2)Each of the representations and warranties set forth in Section 4 of this Amendment shall be true and correct;
(3)Borrower shall have paid all fees and expenses due and owing to the Lenders, the Administrative Agent and the Sole Lead Arranger on or prior to the Amendment Effective Date pursuant to the terms of the Credit Agreement (including, but not limited to, reasonable attorneys’ fees of counsel to the Administrative Agent (but limited to one primary outside counsel for the Administrative Agent and Sole Lead Arranger)) and any fee letter agreed upon in writing by the Borrower, the Administrative Agent and the Sole Lead Arranger; and
(4)Borrower shall have furnished to the Administrative Agent a true, correct and complete executed copy of the EOC Commitment Letter, which EOC Commitment Letter shall constitute the valid and binding obligations of the parties thereto, enforceable against such parties in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability).
(ii)Without limiting the generality of the provisions of Sections 3.1 and 3.2 of the Credit Agreement, for purposes of determining compliance with the conditions specified in Section 3(a), each Lender that has signed this Amendment (and its permitted successors and assigns) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Amendment Effective Date specifying its objection thereto.
SECTION d.Representations and Warranties. Parent and the Borrower each represents and warrants to Administrative Agent and the Lenders, with full knowledge that such Persons are relying on the following representations and warranties in executing this Amendment, as follows:
(i)It has the organizational power and authority to execute, deliver and perform this Amendment, and all organizational action on the part of it requisite for the due execution, delivery and performance of this Amendment has been duly and effectively taken.
(ii)The Credit Agreement, the Loan Documents and each and every other document executed and delivered to the Administrative Agent and the Lenders in connection with this Amendment to which Parent, Borrower or any other Loan Party is a party constitute the valid and binding obligations of Parent, the Borrower and such Loan Party, as applicable, enforceable against Parent, the Borrower and such Loan Party, as applicable, in accordance with their respective terms except as enforceability may be limited by

Executed Version - Exhibit 10.2
applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
(iii)This Amendment does not and will not violate any provisions of any limited liability company agreement, bylaws and other organizational and governing documents of Parent, the Borrower or any other Loan Party.
(iv)No consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents is required in connection with the execution, delivery or performance by, or enforcement against, Parent, the Borrower or any other Loan Party of this Amendment.
(v)At the time of and immediately after giving effect to this Amendment, the representations and warranties of Parent, the Borrower and each other Loan Party contained in Article IV of the Credit Agreement or in any other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), except that any representation and warranty which by its terms is made as of a specified date shall be required to be so true and correct in all material respects only as of such specified date.
(vi)At the time of and immediately after giving effect to this Amendment, no Default, Event of Default or Borrowing Base Deficiency shall exist and be continuing.
(vii)Since September 30, 2021, no Material Adverse Effect has occurred and is continuing or could reasonably be expected to have occurred and be continuing.
SECTION e.Miscellaneous.
(i)Reference to the Credit Agreement. Upon the effectiveness hereof, on and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Existing Credit Agreement as amended hereby.
(ii)Effect on the Credit Agreement; Ratification. Except as specifically amended or modified by this Amendment, the Existing Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed. By its acceptance hereof, Parent and the Borrower hereby each ratifies and confirms each Loan Document to which it is a party in all respects, after giving effect to the amendments set forth herein.
(iii)Extent of Amendments. Except as otherwise expressly provided herein, the Existing Credit Agreement and the other Loan Documents are not amended, modified or affected by this Amendment. Parent and the Borrower hereby each ratifies and confirms that (i) except as expressly amended or modified hereby, all of the terms, conditions, covenants, representations, warranties and all other provisions of the Existing Credit Agreement remain in full force and effect, (ii) each of the other Loan Documents are and remain in full force and effect in accordance with their respective terms, and (iii) the Collateral and the Liens on the Collateral securing the Obligations are unimpaired by this Amendment and remain in full force and effect.
(iv)Loan Documents. The Loan Documents, as such may be amended or modified in accordance herewith, are and remain valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. This Amendment is a Loan Document.
(v)Claims. As additional consideration to the execution, delivery, and performance of this Amendment by the parties hereto and to induce Administrative Agent and Lenders to enter into this Amendment, Parent and the Borrower each represents and warrants that, as of the date hereof, it does not know of any defenses, counterclaims or rights of setoff exercisable by it or any other Loan Party, except

Executed Version - Exhibit 10.2
pursuant to the terms of the Credit Agreement and Loan Documents, if any, to the payment of any Obligations of Parent, the Borrower or any other Loan Party to Administrative Agent, Issuing Bank or any Lender.
(vi)Execution and Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile or pdf shall be equally as effective as delivery of a manually executed counterpart.
(vii)Governing Law. This Amendment and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.
(viii)Headings. Section headings in this Amendment are included herein for convenience and reference only and shall not constitute a part of this Amendment for any other purpose.
SECTION f.NO ORAL AGREEMENTS. THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES TO THE LOAN DOCUMENTS SHALL BE DETERMINED SOLELY FROM WRITTEN AGREEMENTS, DOCUMENTS, AND INSTRUMENTS, AND ANY PRIOR ORAL AGREEMENTS BETWEEN SUCH PARTIES ARE SUPERSEDED BY AND MERGED INTO SUCH WRITINGS. THIS AMENDMENT AND THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED BY PARENT, THE BORROWER, THE OTHER LOAN PARTIES, ADMINISTRATIVE AGENT, ISSUING BANK AND/OR LENDERS REPRESENT THE FINAL AGREEMENT BETWEEN SUCH PARTIES, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES.
SECTION g.No Waiver. Parent and the Borrower each hereby agrees that no Event of Default and no Default has been waived or remedied by the execution of this Amendment by the Administrative Agent or any Lender. Nothing contained in this Amendment (i) shall constitute or be deemed to constitute a waiver of any Defaults or Events of Default which may exist under the Credit Agreement or the other Loan Documents, or (ii) shall constitute or be deemed to constitute an election of remedies by the Administrative Agent, Issuing Bank or any Lender, or a waiver of any of the rights or remedies of the Administrative Agent, Issuing Bank or any Lender provided in the Credit Agreement, the other Loan Documents, or otherwise afforded at law or in equity.
Signatures Pages Follow

Executed Version - Exhibit 10.2
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

RILEY EXPLORATION PERMIAN, LLC,
as Borrower

By:	/s/Philip Riley
Name: Philip Riley
Title: Chief Financial Officer

PARENT:

RILEY EXPLORATION PERMIAN, INC.,
as Parent

By:	/s/Philip Riley
Name: Philip Riley
Title: Chief Financial Officer

Signature Page to Thirteenth Amendment to Credit Agreement
Riley Exploration - Permian, LLC

Executed Version - Exhibit 10.2

ADMINISTRATIVE AGENT, ISSUING BANK, AND LENDER:

TRUIST BANK, SUCCESSOR BY MERGER TO SUNTRUST BANK,
as Administrative Agent, as Issuing Bank and as a Lender

By:	/s/ John Kovarik
Name: John Kovarik
Title: Director
Signature Page to Thirteenth Amendment to Credit Agreement
Riley Exploration - Permian, LLC

Executed Version - Exhibit 10.2

FIRST HORIZON BANK, a Tennessee State Bank,
as a Lender

By:	/s/ Moni Collins
Name: Moni Collins
Title: SVP - Texas Energy Lending

Signature Page to Thirteenth Amendment to Credit Agreement
Riley Exploration - Permian, LLC

Executed Version - Exhibit 10.2

ZIONS BANCORPORATION, N.A. DBA AMEGY BANK,
as a Lender

By:	/s/ Matt Lang
Name: Matt Lang
Title: Senior Vice President - Amegy Division

Signature Page to Thirteenth Amendment to Credit Agreement
Riley Exploration - Permian, LLC

Executed Version - Exhibit 10.2

MIDFIRST BANK,
as a Lender

By:	/s/ Jed Ferguson
Name: Jed Ferguson
Title: Senior Vice President

Signature Page to Thirteenth Amendment to Credit Agreement
Riley Exploration - Permian, LLC

Executed Version - Exhibit 10.2

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Elizabeth Johnson
Name: Elizabeth Johnson
Title: Senior Vice President

Signature Page to Thirteenth Amendment to Credit Agreement
Riley Exploration - Permian, LLC

Executed Version - Exhibit 10.2

COMERICA BANK,
as a Lender

By:	/s/ Robert Kret
Name: Robert Kret
Title: Vice President

Signature Page to Thirteenth Amendment to Credit Agreement
Riley Exploration - Permian, LLC